UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Pivotal Software, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Internal Q&A to Employees

On August 22, 2019, we announced that we entered into a definitive agreement to be acquired by VMware. While we’ve reached a definitive agreement with VMware, the deal has not closed. So, while we can answer some questions, there are many questions we cannot yet answer. We realize the uncertainty that not having all the answers can cause, and we are committed to sharing the details as soon as they’re agreed upon and available.

Terms of the Deal

1.              Why are we joining VMware?

Pivotal has helped many of the world’s largest organizations transform and our ambition has been to broaden our reach and do more for customers. Our customers have been asking for us to deliver outcomes on a new stack - Kubernetes - and to have tighter integration across both products and services with our most important partner: VMware. We’ve increasingly collaborated with VMware to align our product portfolio, particularly around Kubernetes.

As VMware is seeking to go beyond their leadership position in infrastructure to bring a new focus to serving developers and helping organizations to modernize, it’s natural for Pivotal to play a role in that broader shared mission.

By joining forces, we expect to accelerate our go-to-market activities and penetrate further into VMware’s 500,000 customers. Together we expect to form an organization that combines Pivotal’s expertise modernizing organizations with VMware’s capabilities and experience operating at scale. Together we’ll be able to transform how more of the world builds software.

2.              What are the terms of the deal?

Pivotal’s Class A common shareholders will receive $15.00 per share in cash for each share held. This represents an unaffected premium of over 80% to the closing stock price on August 14, 2019.

Pivotal’s Class B common shareholder will receive 0.0550 of a share of VMware’s Class B common stock for each share Pivotal Class B common stock held.

As of the announcement, the blended price per share of the deal is $11.71. In total, the equity value of the deal is $3.6 billion and the enterprise value is $2.7 billion.

3.              When will the transaction close?

It is expected to close in the second half of our fiscal year 2020, which ends January 31, 2020.

4.              Once the deal closes, will Pivotal be folded into VMware, or will Pivotal continue to have its own brand?

Upon completion of the transaction, Pivotal will no longer remain a standalone company. Additional details around the go-forward plan will be forthcoming when we have additional information. We are committed to sharing the details as soon as available.

5.              What happens between now and close, and after close? I don’t understand the process.

There are additional steps in the process to close the transaction. Additional details around the go-forward plan will be forthcoming when we have additional information. We are committed to sharing the details as soon as available.

6.              What should we do between now and when the deal is closed?

Stay focused on our work. It’s business as usual.

7.              What can I, and what can’t I, say on social media?

We’ll be issuing some limited messaging regarding this announcement via our corporate handles on Twitter, Linkedin and facebook. If you want to share this news on social media, please only repost our official messages from our corporate handles and refrain from speculation or commentary.

Compensation, Stock & Benefits

1.              What happens to my equity upon closing of the acquisition?

a.              Any shares of Pivotal stock you own as a result of previously vested RSUs or from the ESPP will be cashed out at $15/share.

b.              Vested in-the-money options will be paid out in cash in the amount of the difference between the exercise price of the option and $15.

c.               Unvested RSUs and in-the-money options will be converted to unvested VMware shares based on the acquisition’s exchange ratio and the $15 per share price for employees who continue on with the combined company, and these equity awards will continue to vest based on the original schedule.

2.              Can employees exercise or sell their stock options or RSUs after Pivotal earnings?

Yes, Pivotal employees can exercise or sell their stock options or RSUs after the current Blackout Period ends on Thursday, September 5, 2019. Beginning when the stock market opens on Friday, September 6, 2019, consistent with Pivotal’s Securities Trading Policy employees may exercise their Pivotal stock options, purchase Pivotal stock in the open market and sell Pivotal stock.

3.              What happens to the Employee Stock Purchase Plan (ESPP)?

Shares that have already been purchased through the ESPP will be cashed out at the $15/share price. Funds that have been contributed to the plan in the current window will be refunded to you if the deal closes prior to the January 10, 2019 purchase date.

Hiring

1.              We’re currently recruiting for a position on my team. What should we do?

Please continue to work with your manager and HR business partner on the specifics of your team and situation.

2.              What happens to candidates that we’ve already made offers to?

We will honor all offer letters already extended, and candidates who have already signed offer letters will join Pivotal as planned.

Immigration

1.              How might an acquisition by VMware affect Pivots working on visas, with pending green card applications etc.?

It is not unusual for a company to undergo a change to its corporate structure, such as a merger or acquisition, and immigration laws have specific processes to follow and provisions in place that govern the impact these changes have on applications. The process required will depend on a variety of factors, including what country you live and work in, what visa or work permit you hold, etc. Our immigration attorney will assess all sponsored employees and reach out to them directly to confirm next steps.

Customers & Partners

1.              What can I, and what can’t I, say to customers and partners?

Feel free to point them to our press release and Rob’s post, but please do not comment on the proposed transaction beyond what is in the press release and Rob’s post. Communications will be shared with customers and partners shortly, so stay tuned.

Forward-Looking Statements

This communication contains statements relating to the proposed transaction and its timetable for completion, which are “forward-looking statements” within the meaning of the U.S. federal securities laws and by their nature are uncertain. Words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plans,” and similar expressions are also intended to identify forward-looking statements. Such forward-looking statements are not guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of many factors, including but not limited to: (i) the ability to consummate the proposed transaction in the time frame expected by the parties or at all; (ii) any conditions imposed on the parties in connection with the consummation of the proposed transactions; (iii) the ability to obtain stockholder approval and the satisfaction of the other conditions to the consummation of the proposed transaction; (iv) the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers and customers; (v) the ability of third parties to fulfill their obligations relating to the proposed transaction; and (vi) and the other factors and financial, operational and legal risks or uncertainties described in Pivotal’s public filings with the SEC, including the “Risk Factors” and “Forward Looking Statements” sections of Pivotal’s Annual Report on Form 10-K for the fiscal year ended February 1, 2019 and subsequent Quarterly Reports on Form 10-Q. All information set forth in this release is current as of the date of this release. These forward-looking statements are based on current expectations and are subject to uncertainties, risks, assumptions, and changes in condition, significance, value and effect as well as other risks disclosed previously and from time to time in documents filed by us with the U.S. Securities and Exchange Commission (SEC). Pivotal disclaims any obligation to, and does not currently intend to, update any such forward-looking statements, whether written or oral, that may be made from time to time except as required by law.

Important Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Pivotal by VMware, Inc.

In connection with the proposed merger, Pivotal will file a proxy statement with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement (when available) and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Pivotal’s website at www.pivotal.io/investors or by contacting Pivotal’s investor relations department via e-mail at ir@pivotal.io.

Participants in the Solicitation

Pivotal and its directors, executive officers and other members of its management and employees as well as VMware and its directors and officers may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information about Pivotal’s directors and officers and their ownership of Pivotal’s common stock is set forth in the proxy statement for Pivotal’s 2019 Annual Meeting of Stockholders which was filed with the SEC on May 3, 2019. Stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of Pivotal’s directors and executive officers in the merger, which may be different than those of Pivotal’s stockholders generally, by reading the proxy statement, which will be filed with the SEC, and other materials relating to the transaction filed with the SEC. Investors should read such materials carefully before making any voting or investment decision.